Exhibit 4.4

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY           , HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL

AMENDMENT AND CONSENT

This amendment and consent ("Amendment and Consent"), dated as of July [•], 2021, is made by Citibank, N.A. as lender (the “Lender”) under the Loan Agreement (as defined below) in favor of IMS Internet Media Services, Inc., a Florida corporation (the "Borrower").

WHEREAS, the Borrower has entered into an Uncommitted Line of Credit Agreement dated as of October 28, 2019, as amended by the First Amended and Restated Uncommitted Line of Credit Agreement, dated as of November 19, 2020 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the "Loan Agreement"), among the Borrower and the Lender;

WHEREAS, the Borrower desires to enter into that certain (i) share purchase agreement, to be dated as of July [●], 2021 (the “Share Purchase Agreement”), to be entered into by and among the Borrower and Akuma Ventures Limited (“Akuma”) and (ii) amended and restated stock purchase agreement, to be dated as of July [●], 2021 (the “Stock Purchase Agreement”), by and among the Borrower, Aleph Group, Inc, Aleph Internet Media Services LLC, Akuma, Aleph Maradona LP, and, to be entered into by way of joinder, Sony Pictures Television Advertising Sales Company in order to effect the Pre-Sale Reorganisation (as defined in the Stock Purchase Agreement);

WHEREAS, the Borrower is aware that certain changes in the beneficial ownership of the outstanding Voting Stock of the Borrower will result from the Pre-Sale Reorganisation;

WHEREAS, the Borrower has requested a consent, notwithstanding Section 13(i) of the Loan Agreement, to permit the transactions contemplated in the Share Purchase Agreement and the Stock Purchase Agreement, including the Pre-Sale Reorganisation;

WHEREAS, the Borrower and the Lender desire to make certain agreements and consents in connection with the Share Purchase Agreement, the Stock Purchase Agreement and the Pre-Sale Reorganisation;

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions. Capitalized terms used and not defined in this Amendment and Consent shall have the respective meanings given them in the Loan Agreement.

2.           Amendment.

(a)           As of the Effective Date, Section 13(i) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(i)  Aleph Internet Media Services LLC (“Aleph”) ceases to beneficially own at least [44.5]% of the outstanding Voting Stock of the Borrower, (ii) the Borrower ceases to own, legally and beneficially, 100% of HTTpool Holdings UK Limited, (iii) Christian Gaston Taratuta ceases to control, directly or indirectly, Latam Media Holdings LLC, (iv) Latam Media Holdings LLC ceases to control Aleph or (v) Aleph ceases to control the Board of Directors of Aleph Group Inc.

(b)           Section 13 of the Loan Agreement is hereby amended by adding the following definition in alphabetical order:

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

3.           Consent. As of the Effective Date, the Lender hereby consents to the transactions contemplated in the Share Purchase Agreement and the Stock Purchase Agreement, including the Pre-Sale Reorganisation.

4.           Conditions Precedent. This Amendment and Consent shall become effective upon the date (the "Effective Date") on which the Agent shall have received:

(a)           This Amendment and Consent, duly executed and delivered by the Borrower and the Lender;

(b)           Satisfactory evidence that all corporate and other proceedings that are necessary in connection with this Amendment and Consent have been taken to the Lender’s reasonable satisfaction, and the Lender shall have received copies of all such documents as the Lender may reasonably request.

5.           Successors and Assigns. This Amendment and Consent shall inure to the benefit of and be binding upon the Borrower and the Lender and each of their respective successors and assigns.

6.           Governing Law. This Amendment and Consent shall be governed by, and construed in accordance with, the laws of the State of New York.

7.           Counterparts. This Amendment and Consent may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Amendment and Consent by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Amendment and Consent electronically shall be effective as delivery of an original executed counterpart of this Amendment and Consent.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment and Consent as of the date first above written.

IMS Internet Media Services, Inc., as Borrower

By:
Name:
Title:	President

Citibank, N.A., as Lender

By:
Name:
Title:	VP

[Signature Page to Citi Loan Agreement and Consent]